Exhibit 21

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

LISTING OF SUBSIDIARIES

Subsidiaries of the Company and the jurisdiction in which each company was incorporated are listed below. Unless otherwise indicated parenthetically, 100% of the voting securities of each subsidiary are owned by the Company. All companies indicated with an asterisk (*) are subsidiaries of AMVAC. All of the following subsidiaries are included in the Company’s consolidated financial statements:

AMVAC Chemical Corporation	California

GemChem, Inc.	California

2110 Davie Corporation (formerly ABSCO Distributing)	California

AMVAC Chemical UK Ltd*	England

AMVAC do Brasil Representácoes Ltda*	Brazil

Amvac Mexico S. De R.L. De C.V.*	Mexico

AMVAC de Costa Rica Srl	Costa Rica

AVD International LLC*	Delaware

AMVAC Netherlands BV*	Netherlands

Envance Technologies, LLC*	Delaware

OHP Inc.*	California

Amvac Colombia SAS	Columbia

AgriCenter S.A	Costa Rica

Tyratech, Inc.	Delaware

American Vanguard Australia PTY Ltd	Australia

Amvac Singapore PTE Ltd	Singapore

AMVAC do Brazil 3p LTDA	Brazil

Amvac Canada ULC	Canada

Amvac Hong Kong Limited	Hong Kong

AgNova Technologies Pty Ltd	Australia

Agrinos Biotech (Shanghai) Co., LTD	China

Agrinos do Brazil Fertilizantes Biologicos LTDA	Brasil

Agrinos India Private Limited	India

Agrinos Ukraine LLC	Ukraine

Agrinos Iberia S.L.	Spain

Bioderpac SA de CV	Mexico